Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


  We consent to the incorporation by reference in this Registration Statement of Sterling Chemicals Holdings, Inc. on Form S-8 of our reports dated May 20, 1996 on our audits of the consolidated balance sheet of STX Acquisition Corp. and subsidiary as of May 14, 1996 and of the balance sheet of STX Chemicals Corp. as of May 14, 1996, appearing in the Registration Statement on Form S-1 (No. 333-04343) related to the offering of $275,000,000 11 3/4% Senior Subordinated Notes due 2006 and 191,751 Units.




  DELOITTE & TOUCHE LLP
  Houston, Texas
  September 18, 1996